Exhibit 99.1

MGM RESORTS INTERNATIONAL

LETTER AGREEMENT

March 9, 2018

This Letter Agreement by and between MGM Resorts International, a Delaware corporation (the “Company”), and Tracinda Corporation, a Nevada corporation (the “Seller”), confirms the Company’s agreement to purchase all of the Seller’s right, title and interest in and to 10,000,000 shares of the Company’s common stock, par value $0.01 (the “Shares”).

The Company hereby acknowledges its agreement to pay to the Seller a price per Share of $36.24, for an aggregate purchase price for the Shares of $362,400,000 (the “Purchase Price”), by wire transfer of immediately available funds to the bank account designated by the Seller in Schedule A hereto, on March 15, 2018 (the “Purchase Date”), against delivery by the Seller of security entitlements for the Shares.

The Seller hereby acknowledges its agreement to deliver to the Company on the Purchase Date security entitlements for the Shares to an account designated in writing by the Company, upon receipt of the Purchase Price from the Company.

This agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto confisrm their acknowledgement on the date first written above.

MGM RESORTS INTERNATIONAL

By	/s/ Daniel D’Arrigo

Name: Daniel D’Arrigo
Title: Executive Vice President and CFO

TRACINDA CORPORATION

By	/s/ Anthony Mandekic

Name: Anthony Mandekic
Title: CEO & Pres., Sec/Treas.

[Signature Page to Letter Agreement]